Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces Second Quarter 2019 Profit

Second Quarter Highlights:

•                  Net income of $88 million, or $1.71 per diluted share, up from $76 million, or $1.43 per diluted share in Q2 2018

•                  Pre-tax income of $115 million, up from $98 million in Q2 2018

•                  Placing ten used CRJ700s into a flying contract with American Airlines beginning early 2020

ST. GEORGE, UTAH, July 31, 2019 — SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for Q2 2019, including net income of $88 million, or $1.71 per diluted share, compared to net income of $76 million, or $1.43 per diluted share, for Q2 2018. Pre-tax income in Q2 2019 was $115 million, a 17% increase from Q2 2018 primarily due to SkyWest’s ongoing fleet transition. SkyWest has added 25 new E175 aircraft and 11 new CRJ900 aircraft since Q2 2018 and has reduced aircraft ownership costs through early lease buyouts on 52 aircraft executed in early 2019.

Commenting on the results, Chip Childs, Chief Executive Officer and President of SkyWest, said “This quarter we were pleased to demonstrate our ability to deploy capital and unlock growth opportunities within our partners’ existing scope constraints. I want to thank our outstanding SkyWest professionals for the service they provide to our customers.”

Financial Highlights

Revenue was $744 million in Q2 2019, down from $806 million in Q2 2018 due to the sale of ExpressJet Airlines (“ExpressJet”) in January 2019. Excluding ExpressJet revenue in Q2 2018,

Q2 2019 revenue increased $82 million, primarily from adding 36 new aircraft since Q2 2018.

Operating expenses were $600 million in Q2 2019, down from $679 million in Q2 2018 also due to the sale of ExpressJet. Excluding ExpressJet operating expenses in Q2 2018, Q2 2019 operating expenses increased $70 million, primarily from growth in operations as a result of additional aircraft placed into service since Q2 2018 and from higher labor costs.

Operational Update

Flying contract updates

SkyWest announced an agreement with American Airlines (“American”) to place ten used CRJ700s under a multi-year contract beginning early 2020. SkyWest anticipates acquiring seven CRJ700 aircraft from a third party and internally sourcing three CRJ700 aircraft through upcoming scheduled contract expirations.

Delivery update on new aircraft for Delta

E175 aircraft to be financed by SkyWest and operated by SkyWest:

•                  Four aircraft delivered in Q2 2019

•                  Four aircraft scheduled for delivery in mid-2020

SkyWest expects to remove four CRJ900 aircraft under its Delta agreement in 2020 and to return those aircraft to the lessor. SkyWest has previously removed five CRJ900s from service under its agreement with Delta and is leasing these five aircraft to a third party under a six-year term.

CRJ900 aircraft to be financed by Delta and operated by SkyWest for Delta:

•                  Three aircraft delivered in Q2 2019

•                  One aircraft scheduled for delivery in Q3 2019

•                  Eight aircraft scheduled for delivery in 2020

SkyWest expects to remove a used CRJ700 from its contract with Delta as each of these CRJ900 financed by Delta is placed into service. As previously announced, SkyWest anticipates transitioning the CRJ700s removed under this arrangement with Delta to an agreement with American.

Lease agreement with a third party for 29 CRJ700 aircraft

SkyWest placed one of 29 CRJ700 aircraft under a previously announced lease agreement to a third party for a ten-year term during Q2 2019. SkyWest anticipates the remaining aircraft will be placed under lease in increments through mid-2020.

Capital and Liquidity

SkyWest had $550 million in cash and marketable securities at June 30, 2019, up from $544 million at March 31, 2019. During the second quarter of 2019, SkyWest:

•                  Used $35 million to repurchase stock under SkyWest’s $250 million share repurchase program

•                  Used $14 million toward the purchase of four E175 aircraft (total capital expenditure of $88 million on the acquired aircraft including debt issued)

•                  Used $23 million for other capital investments, primarily related to spare engines, aircraft parts and maintenance assets, net of proceeds from sale of fixed assets

Total debt at June 30, 2019 and March 31, 2019 was $3.1 billion. Q2 2019 ending debt balance included debt issued for four E175 aircraft acquired during the quarter, offset by principal payments.

About SkyWest

SkyWest, Inc. is the holding company for SkyWest Airlines and SkyWest Leasing, an aircraft leasing company. SkyWest Airlines has a fleet of nearly 500 aircraft connecting millions of passengers each month to over 250 destinations and provides commercial air service in cities throughout North America with nearly 2,500 daily flights. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines and Alaska Airlines to carry more than 38 million passengers annually. Based in St. George, Utah, SkyWest continues to set the standard for excellence across the regional industry with exceptional value for customers, shareholders and its more than 13,000 employees.

SkyWest will host its conference call to discuss second quarter 2019 results today, July 31, 2019, at 2:30 p.m. Mountain Time. The conference call number is 1-877-418-5293 for domestic callers, 1-866-605-3852 for Canada callers and 1-412-717-9593 for other international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://www.webcaster4.com/Webcast/Page/1088/30921. This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the second quarter 2019 earnings call, participation at investor conferences, investor presentations and monthly traffic statistic releases, can be accessed at inc.skywest.com.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” “expects,” “intends,”

“believes,” “anticipates,” “estimates,” “should,” “likely” and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the continued demand for our product, the potential benefits resulting from the sale of ExpressJet, including reduced risk, increased flexibility, efficiency and improved positioning for market opportunities, the scheduled aircraft deliveries for SkyWest Airlines in upcoming years and the related removal from service and/or placement into service of certain aircraft, the expected terms, timing and benefits related to SkyWest’s leasing and joint venture transactions, as well as SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statements for any reason. Readers should note that many factors could affect the future operating and financial results of SkyWest and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to, the prospects of entering into agreements with existing or other carriers to fly new aircraft, ongoing negotiations between SkyWest and its major partners regarding their contractual obligations, uncertainties regarding operation of new aircraft, the ability to attract and retain qualified pilots, the impact of regulatory issues such as pilot rest rules and qualification requirements, and the ability to obtain aircraft financing.

Actual operational and financial results of SkyWest will likely also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; the financial stability of SkyWest’s major partners and any potential impact of their financial condition on the operations of SkyWest; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest conducts flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; residual aircraft values and related impairment charges; labor relations and costs; the impact of global instability; rapidly fluctuating fuel costs, and potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; the ability to attract and retain qualified pilots and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
OPERATING REVENUES
Flying agreements	$725,335	$793,637	$1,425,336	$1,561,602
Airport customer service and other	19,048	11,878	42,741	27,313
Total operating revenues	744,383	805,515	1,468,077	1,588,915

OPERATING EXPENSES
Salaries, wages and benefits	243,766	293,677	501,354	600,396
Aircraft maintenance, materials and repairs	124,789	139,774	243,051	281,380
Depreciation and amortization	90,148	82,714	180,134	160,298
Airport-related expenses	30,782	25,890	61,429	55,197
Aircraft fuel	30,851	30,011	56,507	56,950
Aircraft rentals	18,006	37,508	38,164	82,188
Special items	—	—	21,869	—
Other operating expenses	61,948	69,263	125,057	137,653
Total operating expenses	600,290	678,837	1,227,565	1,374,062
OPERATING INCOME	144,093	126,678	240,512	214,853

OTHER INCOME (EXPENSE)
Interest income	3,731	1,705	7,538	3,409
Interest expense	(32,770)	(28,811)	(65,278)	(55,045)
Other income (expense), net	281	(1,245)	47,006	2,313
Total other income (expense), net	(28,758)	(28,351)	(10,734)	(49,323)

INCOME BEFORE INCOME TAXES	115,335	98,327	229,778	165,530
PROVISION FOR INCOME TAXES	27,283	22,468	53,545	35,310
NET INCOME	$88,052	$75,859	$176,233	$130,220

BASIC EARNINGS PER SHARE	$1.72	$1.46	$3.44	$2.51
DILUTED EARNINGS PER SHARE	$1.71	$1.43	$3.40	$2.46

Weighted average common shares
Basic	51,145	52,046	51,293	51,983
Diluted	51,477	52,913	51,787	52,973

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	June 30, 2019	December 31, 2018
Cash and marketable securities	$549,561	$689,329
Other current assets	230,370	331,465
Total current assets	779,931	1,020,794
Property and equipment, net	5,240,140	4,963,732
Deposit on aircraft	50,906	42,012
Other long-term assets	509,042	286,674
Total assets	$6,580,019	$6,313,212

Current portion, long-term debt	$345,253	$350,206
Other current liabilities	582,075	574,620
Total current liabilities	927,328	924,826

Long-term debt, net of current maturities	2,719,041	2,809,768
Other long-term liabilities	881,405	614,337
Stockholders’ equity	2,052,245	1,964,281
Total liabilities and stockholders’ equity	$6,580,019	$6,313,212

Unaudited Operating Highlights — SkyWest Airlines

	Three Months Ended June 30,				Six Months Ended June 30,
	2019	2018	Change		2019	2018	Change
Block hours	370,782	344,284	7.7%		720,171	673,228	7.0%
Departures	215,052	199,587	7.7%		408,527	385,065	6.1%

Adjusted flight completion	99.9%	99.9%	0.0	pts	99.9%	99.9%	0.0	pts
Raw flight completion	98.3%	98.9%	(0.6	)pts	97.4%	98.3%	(0.9	)pts

Passengers carried	11,383,187	10,257,532	11.0%		20,998,133	19,317,005	8.7%
Passenger load factor	83.9%	82.7%	1.2	pts	81.4%	80.8%	0.6	pts

Average passenger trip length	496	488	1.6%		501	490	2.2%

On January 22, 2019, SkyWest completed the sale of ExpressJet to a third party. The unaudited operating highlights above include SkyWest Airlines only and exclude ExpressJet in both periods for comparability purposes.

Adjusted flight completion percent excludes weather cancellations. Raw flight completion includes weather cancellations.

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s total fleet in service increased by six aircraft during Q2 2019, as follows:

Aircraft in scheduled service at March 31, 2019:		476
Additions:
New E175 aircraft:	4
New CRJ900 aircraft:	3
Total new aircraft added:		7
Used aircraft transitioned back into service, net		3
Removals:
CRJ900 aircraft:		(4)
Aircraft in scheduled service at June 30, 2019:		482

SkyWest’s total fleet in service decreased by 101 aircraft over the last 12 months, as follows:

Aircraft in scheduled service at June 30, 2018:		583
Additions:
New E175 aircraft:	25
New CRJ900 aircraft:	11
Total new aircraft added:		36
Used aircraft transitioned back into service, net		6
SkyWest Airlines removals:
CRJ900 aircraft:		(5)
ExpressJet removals:
ERJ145 aircraft:	(100)
CRJ700 aircraft:	(38)
		(138)
Aircraft in scheduled service at June 30, 2019:		482

SkyWest, Inc. and Subsidiaries

Additional Operational Information (continued and unaudited)

Completed Block Hours by Aircraft Type

	Three months ended June 30,			Six months ended June 30,
	2019	2018	Variance %	2019	2018	Variance %
SkyWest Airlines:
E175s	133,247	109,383	21.8%	259,996	208,975	24.4%
CRJ900s	31,428	28,414	10.6%	62,393	56,410	10.6%
CRJ700s	77,068	66,719	15.5%	148,836	133,066	11.9%
CRJ200s	129,039	139,768	(7.7)%	248,946	274,777	(9.4)%
Total Block Hours	370,782	344,284	7.7%	720,171	673,228	7.0%

Aircraft in Scheduled Service and Block Hour Production Forecast for 2019

	As of 12/31/2018	As of 3/31/2019	As of 6/30/2019	As of 9/30/2019	As of 12/31/2019
	(Actual)	(Actual)	(Actual)	(Estimate)	(Estimate)
SkyWest Airlines aircraft (1):
E175s	146	147	151	151	151
CRJ900s	41	43	42	43	43
CRJ700s	99	99	99	98	98
CRJ200s	184	187	190	190	191
Total SkyWest Airlines	470	476	482	482	483

As of 12/31/2018
(Actual)
ExpressJet aircraft (1):
ERJ145s	100
CRJ200s	16
CRJ700s	10
Total ExpressJet	126

	Q4 2018	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Total 2019
	(Actual)	(Actual)	(Actual)	(Estimate)	(Estimate)	(Estimate)
SkyWest Airlines (2):
Block Hours	351,928	349,389	370,782	375,000	369,000	1,464,000

(1)   The aircraft count in the table above excludes aircraft removed from SkyWest’s scheduled service. Actual fleet counts may vary from the forecast due to timing of aircraft removed from service, timing of aircraft placed into service when transitioning between flying contracts, and timing of new aircraft deliveries.

As of June 30, 2019, SkyWest leased four CRJ200s, one CRJ700 and five CRJ900s to third parties (these aircraft are excluded from the table above).

(2)   Actual production may vary from estimates for various reasons including, but not limited to, timing of aircraft removals and deliveries and anticipated flight completion rates. Actual block hours presented for Q4 2018 and Q1 2019 in the table above exclude block hours operated by ExpressJet prior to the sale of ExpressJet on January 22, 2019. ExpressJet generated approximately 17,000 block hours in the month of January 2019 through the date of sale. ExpressJet also generated 81,500 block hours in Q4 2018.